ACORN ENERGY ANNOUNCES $12.3 MILLION REGISTERED
DIRECT COMMON STOCK OFFERING

Montchanin, DE – March 9, 2010 – Acorn Energy, Inc. (NASDAQ: ACFN) announced today that it has entered into purchase agreements with certain accredited investors for the sale of 2,231,818 shares of its common stock at a price to the purchasers of $5.50 per share. The gross proceeds of the offering are expected to be approximately $12,275,000.

Merriman Curhan Ford & Co. acted as placement agent in this transaction. The offering is expected to close on or about March 11, 2010, subject to the satisfaction of customary closing conditions

The Company anticipates that net proceeds from the offering, after deducting  placement agent fees and offering expenses, will be used to finance certain pending acquisitions,  possible future acquisitions, and for working capital and other general corporate purposes.

The shares are being offered by the Company pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission (the “SEC”). Copies of the prospectus supplement and accompanying base prospectus relating to this offering to be filed by the Company with the SEC may be obtained at the SEC's website at www.sec.gov or from Merriman Curhan Ford & Co.,  135 East 57th Street, 24th Floor, New York, New York 10022, Attention: Equity Capital Markets. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our common stock. No offer, solicitation, or sale will be made in any jurisdiction in which such offer, solicitation, or sale is unlawful.

About Acorn Energy, Inc.
Acorn Energy, Inc. is a publicly traded holding company with equity interests in CoaLogix, Coreworx, DSIT, GridSense and US Sensor Systems. These companies leverage advanced technologies to transform and upgrade the energy infrastructure around the world. Acorn companies are focused on three problems in the energy sector: improving the efficiency of the energy grid, reducing the risk for owners of large energy assets, and reducing the environmental impact of the energy sector. Acorn's strategy is to take primarily controlling positions in companies led by great entrepreneurs. For more information visit http://www.acornenergy.com

This press release contains forward-looking statements subject to risks and uncertainties that may cause actual results to differ materially from those anticipated. Closing of the offering is subject to certain conditions set forth in the purchase agreements with the investors. A discussion of risks and uncertainties which may affect Acorn Energy's business generally is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Investor Contact:
Paul G. Henning
Cameron Associates
paul@cameronassoc.com
212 554 5462